Filed Pursuant to Rule 433

Registration No. 333-219186

March 5, 2020

ONEOK, INC.

PRICING TERM SHEET

$1,650,000,000

2.200% Notes due 2025

3.100% Notes due 2030

4.500% Notes due 2050

Issuer:	ONEOK, Inc.

Guarantors:	ONEOK Partners, L.P. and ONEOK Partners Intermediate Limited Partnership

Security Type:	Senior Unsecured Notes

Expected Ratings:[1]	Baa3 (Moody’s) and BBB (S&P)

Pricing Date:	March 5, 2020

Settlement Date:	March 10, 2020 (T+3)

	2.200% Notes due 2025	3.100% Notes due 2030	4.500% Notes due 2050

Maturity Date:	September 15, 2025	March 15, 2030	March 15, 2050

Principal Amount:	$400,000,000	$850,000,000	$400,000,000

Benchmark Treasury:	1.125% due February 28, 2025	1.500% due February 15, 2030	2.375% due November 15, 2049

Benchmark Treasury Price / Yield:	102-08 / 0.665%	105-18+ / 0.912%	119-11 / 1.559%

Re-offer Spread to Benchmark Treasury:	+ 155 bps	+ 220 bps	+ 295 bps

Yield to Maturity:	2.215%	3.112%	4.509%

Coupon:	2.200%	3.100%	4.500%

Public Offering Price:	99.922% of the principal amount	99.897% of the principal amount	99.852% of the principal amount

Redemption Provisions:

Make- Whole Call:	T + 25 bps (prior to August 15, 2025)	T + 35 bps (prior to December 15, 2029)	T + 45 bps (prior to September 15, 2049)

[1]

A securities rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

Par Call:	On or after August 15, 2025 (one month prior to maturity)	On or after December 15, 2029 (three months prior to maturity)	On or after September 15, 2049 (six months prior to maturity)

Interest Payment Dates:	March 15 and September 15, beginning September 15, 2020	March 15 and September 15, beginning September 15, 2020	March 15 and September 15, beginning September 15, 2020

CUSIP / ISIN:	682680 BA0 / US682680BA09	682680 BB8 / US682680BB81	682680 BC6 / US682680BC64

Joint Book-Running Managers:

Barclays Capital Inc.

Deutsche Bank Securities Inc.

Mizuho Securities USA LLC

TD Securities (USA) LLC

BofA Securities, Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Wells Fargo Securities, LLC

Co-Managers:	Regions Securities LLC SunTrust Robinson Humphrey, Inc. Siebert Williams Shank & Co., LLC U.S. Bancorp Investments, Inc. Tuohy Brothers Investment Research Inc.

The issuer has filed a registration statement (including a base prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement for this offering, the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Barclays Capital Inc. at 1-888-603-5847; Deutsche Bank Securities Inc. at 1-800-503-4611; Mizuho Securities USA LLC at 1-866-271-7403; or TD Securities (USA) LLC at 1-855-495-9846.

We expect delivery of the notes will be made against payment therefor on or about the settlement date specified in this pricing term sheet, which will be the third business day following the date of pricing (such settlement being referred to as “T+3”). Pursuant to Rule 15c6-1 under the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the day of pricing will be required, by virtue of the fact that the notes will initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

No PRIIPs KID. Not for retail investors in the EEA or the UK. No PRIIPs key information document (KID) has been prepared as not available to retail in EEA or the UK.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another electronic system.